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                                                                            Exhibit 99(c)

                          Entergy Louisiana, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                              1994      1995      1996      1997      1998      1999
Fixed charges, as defined:
Total Interest                                               $136,444  $136,901  $132,412  $128,900  $122,890  $117,247
  Interest applicable to rentals                                8,332     9,332    10,601     9,203     9,564     9,221
                                                             ----------------------------------------------------------

Total fixed charges, as defined                               144,776   146,233   143,013   138,103   132,454   126,468

Preferred dividends, as defined (a)                            29,171    32,847    28,234    22,103    20,925    16,006
                                                             ----------------------------------------------------------

Combined fixed charges and preferred dividends, as defined   $173,947  $179,080  $171,247  $160,206  $153,379  $142,474
                                                             ==========================================================

Earnings as defined:

  Net Income                                                 $213,839  $201,537  $190,762  $141,757  $179,487  $191,770
  Add:
    Provision for income taxes:
Total Taxes                                                    63,288   117,114   118,559    98,965   109,104   122,368
    Fixed charges as above                                    144,776   146,233   143,013   138,103   132,454   126,468
                                                             ----------------------------------------------------------
Total earnings, as defined                                   $421,903  $464,884  $452,334  $378,825  $421,045  $440,606
                                                             ==========================================================

Ratio of earnings to fixed charges, as defined                   2.91      3.18      3.16      2.74      3.18      3.48
                                                             ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 2.43      2.60      2.64      2.36      2.75      3.09
                                                             ==========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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